Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-198107) and related Prospectus of Akari Therapeutics Plc. (formerly Celsus Therapeutics Plc.), for the registration of 395,881,100 shares of its ordinary shares, par value £0.01 and to the incorporation by reference therein of our report dated February 11, 2015, with respect to the consolidated financial statements and schedules of Akari Therapeutics Plc. (formerly Celsus Therapeutics Plc.) included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
October 15, 2015	A Member of Ernst & Young Global